As filed with The Securities and Exchange Commission on
October 29, 1998

                            Registration No.333-________
______________________________________________________________________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-3
      Registration Statement Under the Securities Act of 1933

                         MASCOTECH, INC.
      (Exact Name of Registrant as Specified in its Charter)


      Delaware                             38-2513975
(State or other jurisdiction    (IRS Employer Identification No.)
    of incorporation)

          21001 Van Born Road Taylor, Michigan 48180 (313) 274-7405 (Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                        David B. Liner
                Vice President and General Counsel
                        MascoTech, Inc.
                     21001 Van Born Road
                    Taylor, Michigan 48180
                        (313) 274-7405
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

               CALCULATION OF REGISTRATION FEE


Title of                     Proposed Maximum   Proposed Maximum
Shares to be    Amount to     Aggregate Price      Aggregate       Amount of
Registered     be Register       Per Unit      Offering Price   Registration Fee
Common Stock    1,006,974         $17.34375*   $17,464,705.31*    $4,855.19
(Par Value
shares
$1.00 Per
Share)

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices ($17.34375) of the Common Stock on The New York Stock Exchange - Composite Tape on October 23, 1998 as reported in The Wall Street Journal.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion dated October 29, 1998



PROSPECTUS
                        1,006,974 Shares

                        MascoTech, Inc.

                          Common Stock
                         ($1 Par Value)

   Certain stockholders (the "Selling Stockholders") of MascoTech, Inc. ("MascoTech" or the "Company") are offering all the shares of Common Stock being offered hereby (the "Shares"). MascoTech will not receive any of the proceeds from the sale of the Shares.

   The Selling Stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, in negotiated transactions, or through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders.


     __________________________________________

The Company's Common Stock is listed on the New York Stock Exchange and traded under the symbol "MSX".
           __________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


October ___, 1998



The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No person is authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering described herein.



                          AVAILABLE INFORMATION


     The Company files with the Securities and Exchange Commission (the
"SEC") certain reports, proxy statements and other documents required under the Securities Exchange Act of 1934, as amended (the "1934 Act"). These include the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q,
Current Reports on Form 8-K and proxy statements. Materials filed by the Company with the SEC can be read and copied, at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the SEC. The SEC's Web site is at http://www.sec.gov.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are hereby incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     (c) The Company's Proxy Statement dated April 27, 1998, in connection with its Annual Meeting of Stockholders held on May 19, 1998;

     (d) The Company's Registration Statement on Form 8 dated March 8, 1993 containing the description of the Common Stock;

     (e) The Company's Registration Statement on Form 8-A dated February 23, 1998 containing a description of the preferred stock purchase rights of holders of Common Stock, which rights have been amended pursuant to an amendment filed as an exhibit to this Registration Statement;

     (f) The Company's Current Report on Form 8-K dated January 30, 1998 and amendment thereto on Form 8-K dated April 6, 1998; and

     (g)  The Company's Current Report on Form 8-K dated February 23, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained in any previously filed document or contained herein shall be deemed modified or superseded to the extent that a statement contained in a subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     MascoTech undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than any exhibits to such documents. Requests for such copies should be directed to:

               Kenneth J. Zak
               Director, Investor Relations
               MascoTech, Inc.
               21001 Van Born
               Road Taylor,
               Michigan 48180
               Telephone:
               (313) 274-7405

                          THE COMPANY

     MascoTech is a diversified manufacturing company with world-leading metal forming process capabilities and proprietary product positions serving transportation, industrial and consumer markets. Although published industry statistics are not available, the Company believes that it is a leading independent producer of many of the component parts that it produces using cold, warm or hot forming processes.

     MascoTech was incorporated under the laws of Delaware in 1984 and in June 1993, it changed its name to MascoTech, Inc. from Masco Industries, Inc. MascoTech's principal executive offices are located at:

               21001 Van Born Road
               Taylor, Michigan 48180
               Telephone:  (313) 274-7405

     Except as the context otherwise indicates, the terms "MascoTech" or the "Company" refer to MascoTech, Inc. and its consolidated subsidiaries.


                         SELLING STOCKHOLDERS

     The Selling Stockholders named below (and their respective donees, distributees, pledgees and personal representatives) may offer the number of Shares listed below. The Shares listed below constitute all of the Shares held by the Selling Stockholders as of date of this Prospectus. On
August 6, 1998, the Selling Stockholders acquired the Shares from MascoTech pursuant to an Agreement and Plan of Reorganization dated as of August 6, 1998 (the "Agreement") among MascoTech, K-Tech Mfg. Inc.("K-Tech") and all of the stockholders of K-Tech. The Selling Stockholders are the former stockholders of K-Tech. The Selling Stockholders did not hold positions or have material relationships with MascoTech or any predecessor or affiliate thereof during the three years preceding such acquisition. Since such acquisition, certain of the Selling Stockholders have been involved in the management of K-Tech. The Agreement contains indemnification provisions covering this registration and offering.


                                              Number of
     Selling Stockholder                     Shares Held

     Donald P. Kuhns                          402,790
     Michael L. Kuhns                         268,459
     Michael Martino                           89,520
     Andrew M. Yerkes                          89,520
     William A. Collopy                        89,520
     Gary J. VanderPoel                        67,165


                       PLAN OF DISTRIBUTION

     The Selling Stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the Shares to be offered by them hereby in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, in negotiated transactions, or through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the Selling Stockholders.

     The Shares may be sold by one or more of the following methods:

      (a) a block trade in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      (b) a purchase by a broker-dealer as principal and a resale by such broker-dealer for its account pursuant to this Prospectus;

      (c) an exchange distribution in accordance with the rules of such exchange; and

      (d) an ordinary brokerage transaction or a transaction in which the broker solicits purchasers.

In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resale.

     The Selling Stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned, or upon a default the broker-dealer may effect sales of the pledged Shares, in each case pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealer and any other participating broker dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), in connection with such sale and any such commission, discount or concession may be deemed to be an underwriting discount or commission under the Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will bear all costs and expenses incurred by it in connection with the registration of the Shares. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stock holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the 1933 Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with the offering of the Shares, including liabilities arising under the 1933 Act.


                                  EXPERTS

     The Company's financial statements and financial statement schedule, included in the Company's December 31, 1997 Annual Report on Form 10-K, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report appearing in such Form 10-K. All such financial statements and financial statement schedule have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements of TriMas Corporation, included in the Company's 1997 Annual Report on Form 10-K, have been audited by PricewaterhouseCoopers, LLP as set forth in their report appearing in such Form 10-K. All such financial statements have been incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                               PART  II.

                INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following expenses will be paid by the Company:

     Securities and Exchange Commission
     registration fee . . . . . . . . . . . . . . . $4,855.19


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect  to another corporation  or  other entity  at  the  request  of
the Company.   Article  14 of the Company's Restated Certificate  of
Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation
Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connec tion therewith.
The rights conferred by Article 14 are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Article 13 of the Company's Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

ITEM 16.  EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

Exhibit 3.i    Restated Certificate of Incorporation of the
               Company   and  amendments  thereto. Incorporated herein by
               reference to the Exhibits filed with the Company's
               Annual Report on Form 10-K for the year ended December 31, 1997.

Exhibit 3.ii Bylaws of the Company, as amended on February 17, 1998. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

Exhibit 4 Rights Agreement dated as of February 20, 1998, between MascoTech, Inc. and The Bank of New York, as Rights Agent (incorporated herein by reference to the Exhibits filed with the Company's Registration Statement on Form 8-A dated February 23, 1998), as amended by Amendment
               No.  1  dated  as  of September  22, 1998  (filed herewith).

 Exhibit 5     Opinion of David B. Liner.

Exhibit 23.a Consent of PricewaterhouseCoopers LLP relating to the financial statements and financial statement schedule of MascoTech, Inc.

Exhibit 23.b Consent of PricewaterhouseCoopers LLP relating to the financial statements of TriMas Corporation.

Exhibit 23.c   Consent of David B. Liner, which is included as part of
               Exhibit 5.

Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.


ITEM 17.  UNDERTAKINGS

     1.   The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To  include  any  prospectus required  by
               Section 10(a)(3) of the Securities Act of
               1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however, that paragraphs (1) (i) and (1)(ii)  do  not apply  if the information required to be included in a posteffective amendment by these paragraphs is contained in periodic reports filed by the Company
pursuant to Section 13  or Section 15(d)   of   the  Securities  Exchange  Act
of  1934  that are incorporated by reference in the Registration
Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securi ties offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant  to  the provisions referred to in Item 15 above, or otherwise (other than the insurance policies referred to in Item 15), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered,  the  Company will, unless in the opinion of its
counsel the matter  has been settled   by  controlling  precedent,  submit
to  a   court   of appropriate  jurisdiction the question whether  such
indemnifica tion by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor, State of Michigan, on the 29th day of October, 1998.

                                   MASCOTECH, INC.
                                   By:  /s/Frank M. Hennessey
                                           Frank M. Hennessey
                                           Vice Chairman and Chief
                                           Executive Officer and Director

                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Manoogian and Eugene A. Gargaro, Jr. and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Signature                               Title                        Date


Principal Executive Officer:


/s/Frank  M. Hennessey            Vice Chairman and Chief       October 29, 1998
Frank M. Hennessey                Executive Officer and
                                  Director

Principal Financial Officer:

/s/TIMOTHY  WADHAMS                Executive  Vice President,   October 29, 1998
   Timothy Wadhams                 Finance and Administration

Principal Accounting Officer:

/s/WILLIAM T. ANDERSON             Vice  President - Controller October 29, 1998
   William T. Anderson


/s/RICHARD A. MANOOGIAN            Chairman of the Board        October 29, 1998
   Richard A. Manoogian            and Director


/s/PETER A. DOW                    Director                     October 29, 1998
   Peter A. Dow


/s/ROGER T. FRIDHOLM               Director                     October 29, 1998
   Roger T. Fridholm


/s/WILLIAM K. HOWENSTEIN           Director                     October 29, 1998
   William K. Howenstein


/s/JOHN A.MORGAN                   Director                     October 29, 1998
   John A. Morgan


/s/Helmut F. Stern                 Director                     October 29, 1998
   Helmut F. Stern

                               EXHIBIT INDEX

     Exhibit No.          Description

     Exhibit 3.i Restated Certificate of Incorporation of the Company and amendments thereto. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     Exhibit 3.ii Bylaws of the Company, as amended on February 17, 1998. Incorporated herein by reference to the Exhibits filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     Exhibit 4 Rights Agreement dated as of February 20, 1998, between MascoTech, Inc. and The Bank of New York, as Rights Agent (incorporated herein by reference to the Exhibits filed with the Company's Registration Statement on Form 8-A dated February 23, 1998), as amended by Amendment No. 1 dated as of September 22, 1998 (filed herewith).

     Exhibit 5       Opinion of David B. Liner.

     Exhibit 23.a Consent of PricewaterhouseCoopers LLP relating to the financial statements and financial statement schedule of MascoTech, Inc.

     Exhibit 23.b Consent of PricewaterhouseCoopers LLP relating to the financial statements of TriMas Corporation.

     Exhibit 23.c    Consent of David B. Liner, which is included as part of
                     Exhibit 5.

     Exhibit 24 Powers of Attorney, which appear in Part II of this Registration Statement.